UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 7, 2008

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    404-474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective October 3, 2008, the Board of Directors (the “Board”) of VuBotics, Inc. (the “Company”) appointed Jules Stine as a new director and Chief Operating Officer of the Company.  Mr. Stine will serve as a director of the Company until his successor has been duly elected or appointed.

Mr. Stine, age 71, has served as a reorganization consultant since 1991.  In this role he provides corporate restructuring and reorganization advisory services, including assisting clients with developing and implementing strategy, raising capital, analyzing internal control and financial management and executing mergers and acquisitions.  Mr. Stine has served as an outside consultant and advisor to Brax Ltd., since 2000, and to the minority partners of Clear Channel Airports of Georgia since 2002.  His clients have included companies in such diverse industries as real estate, advertising, van conversion, textile and apparel manufacturing and retail.  Mr. Stine received a B.S. in Chemistry from the University of Georgia.

There are no arrangements or understandings between Mr. Stine and any other persons with respect to his appointment as a director or officer of the Company.  There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. Stine, or any member of his immediate family, had, or will have, a direct or indirect material interest.  There are no familial relationships between Mr. Stine and the other officers and directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.

By:	/s/ Philip E. Lundquist

	Name:	Philip E. Lundquist

	Title:	Chief Executive Officer

	Date:	October 7, 2008